Exhibit 99.1

Union Pacific Appoints John Tien to Board of Directors

OMAHA, Neb., Dec. 14, 2023 – Union Pacific Corporation (NYSE: UNP) today announced the appointment of John Tien to its board of directors, effective immediately.

Tien most recently served as deputy secretary of the Department of Homeland Security (DHS), the first Asian American to ever hold the position, from 2021 until his retirement in July 2023. During his tenure, Tien served as the department’s chief operating officer, responsible for operations, technology, budget, personnel, risk management, customer service and facilities and infrastructure. He oversaw a multi-billion-dollar budget, facilities in all 50 states and more than 3,000 personnel stationed overseas in more than 75 countries. Upon his retirement, Tien received the department’s highest honor bestowed on a civilian, the DHS Distinguished Public Service Medal.

“John’s global perspective on operations, technology and risk management are unique and bring a new perspective to Union Pacific,” said Chairman of the Board Mike McCarthy. “With 40% of Union Pacific’s shipments originating or terminating outside the U.S., John’s global perspective will be critical as we plan for the future and ensure we have the right mix of skills and expertise on the board.”

Tien has held leadership roles throughout his career, dating back to when he joined the U.S. Military Academy at West Point, becoming the first Asian American to serve as First Captain and brigade commander, the school’s top-ranked cadet position. He served three combat tours in Iraq and received the Bronze Star Medal with one oak leaf cluster, the Combat Action Badge and the Valorous Unit Award.

Tien later served as National Security Council (NSC) Director for Iraq counterinsurgency operations in the Bush Administration and as the NSC Senior Director for Afghanistan and Pakistan in the Obama Administration. In the latter role, he represented President Obama with several countries and multilateral organizations, including the North Atlantic Treaty Organization (NATO). He retired following 24 years of service as a U.S. Army combat arms officer, achieving the rank of Colonel.

Tien joined Citigroup and spent 10 years serving in senior executive roles, including chief administrative officer and chief of staff for Citi’s Global Consumer Operations and Technology organization, chief operating officer and chief technology officer for Macy’s private label and co-brand credit card portfolio for Citi Retail Services, and head of business and process re-engineering transformation for Citigroup’s entire U.S. Consumer Bank.

“John brings an impressive track record with a history of protecting critical infrastructure and people,” said Union Pacific Chief Executive Officer Jim Vena. “The entire board welcomes John and I look forward to working with him as Union Pacific strives to be the best in safety and provide our customers the service we promise.”

Tien earned his Bachelor of Science from West Point and a Master of Arts from Oxford University, where he was a Rhodes Scholar. He was also a National Security Fellow at the Harvard Kennedy School.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

Union Pacific Media Contact: Clarissa Beyah at 402-544-3560 or cbeyah@up.com

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